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                                                                     Exhibit 1.1

                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-7

                                 TERMS AGREEMENT

                                                           Dated: March 29, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of March 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:     Series 2005-7.

Terms of the Series 2005-7 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2005-7 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A, Class 5-A1, Class 5-A2, Class 6-A1, Class 6-A2, Class 7-A, Class 7-AX, Class B1-I, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B6-I, Class B7-I, Class B8-I, Class B9-I, Class B10-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II, Class B6-II, Class B7-II, Class B8-II, Class BX-II, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of seven pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A, Class 5-A1, Class 5-A2, Class 6-A1, Class 6-A2, Class 7-A, Class 7-AX, Class B1-I, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B6-I, Class B7-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A3, Class 2-A1, Class 3-A1, Class 4-A, Class 5-A1, Class 6-A1, Class 7-A, Class 7-AX and Class R Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 1-A2, Class 1-A4, Class 2-A2, Class 3-A2, Class 5-A2 and Class 6-A2 Certificates be rated "AAA" by S&P; the Class B1-I Certificates be rated "AA" by S&P; the Class B1-II Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2-I Certificates be rated "AA-" by S&P; the Class B3-I Certificates be rated "A" by S&P; the Class B2-II Certificates be rated "A" by S&P and "A2" by Moody's; the Class B4-I Certificates be rated "A-" by S&P; the Class B3-II Certificates be rated "A-" by S&P and "A3" by Moody's; the Class B5-I and Class B4-II Certificates be rated "BBB" by S&P and "Baa2" by Moody's; the Class B6-I Certificates be rated "BBB-" by S&P and "Baa3" by Moody's; the Class B7-I Certificates be rated "BBB-" by S&P; and the Class B5-II Certificates be rated "Baa3" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the

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initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  March 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about March 31, 2005. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                                        2
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                             LEHMAN BROTHERS INC.


                                             By:  -----------------------------
                                                  Name:  Mary Stone
                                                  Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:
     -------------------------------
     Name:  Michael C. Hitzmann
     Title: Vice President

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                                   Schedule 1

                     Initial
                   Certificate
                   Principal or
                     Notional     Certificate Interest   Purchase Price
         Class      Amount(1)             Rate             Percentage
        -------   -------------   --------------------   --------------
        1-A1      $ 302,410,000      Adjustable(2)             100%
        1-A2      $  10,081,000      Adjustable(2)             100%
        1-A3      $ 150,000,000      Adjustable(2)             100%
        1-A4      $  14,117,000      Adjustable(2)             100%
        2-A1      $ 100,086,000      Adjustable(2)             100%
        2-A2      $   8,146,000      Adjustable(2)             100%
        3-A1      $ 135,177,000      Adjustable(2)             100%
        3-A2      $  11,002,000      Adjustable(2)             100%
        4-A       $  93,018,000      Adjustable(2)             100%
        5-A1      $  47,698,000      Adjustable(2)             100%
        5-A2      $   1,589,000      Adjustable(2)             100%
        6-A1      $  25,655,000      Adjustable(2)             100%
        6-A2      $     855,000      Adjustable(2)             100%
        7-A       $ 137,405,000      Adjustable(2)             100%
        7-AX      $ 137,405,000     Adjustable(3)(4)           100%
        B1-I      $  29,024,000      Adjustable(2)             100%
        B2-I      $   4,834,000      Adjustable(2)             100%
        B3-I      $   8,705,000      Adjustable(2)             100%
        B4-I      $   2,900,000      Adjustable(2)             100%
        B5-I      $   3,867,000      Adjustable(2)             100%
        B6-I      $   2,416,000      Adjustable(2)             100%
        B7-I      $     482,000      Adjustable(2)             100%
        B1-II     $   4,129,000      Adjustable(2)             100%
        B2-II     $   2,928,000      Adjustable(2)             100%
        B3-II     $     750,000      Adjustable(2)             100%
        B4-II     $   1,051,000      Adjustable(2)             100%
        B5-II     $     750,000      Adjustable(2)             100%
        R         $         100      Adjustable(2)             100%

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(1)  These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 7-AX Certificates are interest-only certificates that will bear interest at a variable rate based on a notional amount, as described in the prospectus supplement. However, due to the extent negative amortization from Pool 7 has been allocated to Component 7-AX-N, then the Class 7-AX Certificates will be entitled to payments of principal on such Component. Such Component shall also bear interest at the Net WAC for Pool 7.

(4) The Class 7-AX Certificates are interest-only certificates that will bear interest at the greater of (i) 0.00% per annum and (ii) (x) the Pool 7 Net WAC minus (y) 1-Year MTA plus 1.40% per annum for such distribution date based on a notional amount, as described in the prospectus supplement. The Class 7-AX Certificates will not be entitled to payments of principal except as disclosed in the prospectus supplement.